Exhibit 99.1

New Relic Promotes Bill Staples to President

President & Chief Operating Officer Michael Christenson to step back from day-to-day operating role;
New Relic expects Q3 FY21 revenue and annual recurring revenue above high end of guidance

SAN FRANCISCO, CA – JANUARY 8, 2021 – New Relic, Inc. (NYSE: NEWR), a leader in observability, announced the promotion of Bill Staples to President and Chief Product Officer. Reporting directly to Founder and CEO Lew Cirne, Bill Staples adds oversight of strategy, corporate development, marketing and technical support alongside his existing leadership over product management, engineering and design. The move further aligns the company around developers and their success in creating ‘more perfect software’ with New Relic’s market-leading observability platform.

The company also announced that Michael Christenson has decided to step back from his day-to-day operating role as President and Chief Operating Officer. Christenson will remain as the company’s Chief Operating Officer through the end of the fiscal year to ensure a smooth transition, and will continue as a strategic advisor to Cirne beginning in FY22 while continuing to serve on the company’s Board of Directors.

“Bill Staples is an execution-focused leader and innovator who builds and scales cloud-based businesses around a compelling vision delivered through industry-leading user experiences,” said Lew Cirne, Founder and CEO at New Relic. “The positive impact that Bill has had on our business, culture and strategy has been instrumental in our leadership in observability.”

“Bill Staples has had an undeniable influence on New Relic as a champion of the developer community in our business strategy and launch of New Relic One,” said Michael Christenson, COO, New Relic. “I look forward to seeing his user- and developer-led focus continue to transform New Relic’s technology and go to market as it energizes our entire business.”

Long-time technology executive and innovation leader Staples joined New Relic as Chief Product Officer in early 2020. During his tenure, he has served as chief architect of New Relic One [https://newrelic.com/platform] to drive a simpler go to market for the company’s observability platform, fundamentally changing its packaging and pricing around the value delivered to customers and the developer community. Staples inspired the company’s renewed focus on users, driving innovation and a unified user experience to accelerate customer adoption, usage and time to value. He has been a champion for the company’s embrace of open source and open telemetry, and was instrumental in the company’s recent acquisition of Pixie Labs [https://newrelic.com/press-release/20201210].

“With our renewed focus on developers and their success, the launch of New Relic One [https://newrelic.com/platform] and embrace of an industry-leading consumption-based pricing and packaging model built around our customers and their needs, we are transforming our business to put our customers at the center of everything we do, and our customers are responding positively,” noted Cirne. “I am pleased to note that revenue and ARR will come in ahead of the high end of the guidance we provided on our 2Q earnings call.”

“I am incredibly humbled and grateful for both the confidence of the New Relic Board and leadership team, as well as the opportunity to continue building on our market leadership position in observability,” said Bill Staples, President and Chief Product Officer at New Relic. “We are making incredible strides in the marketplace and with New Relic One that wouldn’t be possible without the entire New Relic team and the support of our tremendous user and developer community.”

Staples joined New Relic from Adobe where he led the global team of more than 1,500 engineers behind Adobe’s market-leading Experience Cloud. Prior to Adobe, Staples spent 17 years at Microsoft, including his last role as corporate vice president leading more than 700 product, engineering and design team members responsible for Microsoft’s Azure Application Platform. At both Microsoft and Adobe, Staples successfully led transformative product, cultural and technical innovation, helping both companies expand their multi-billion dollar cloud portfolios with developers and IT as the customer.

Michael Christenson, who has served on New Relic’s Board of Directors, took an operational role in the company as President and COO in 2019. In that role, Christenson was tasked with building out New Relic’s business strategy and executive bench strength to execute on the strategy. He has been instrumental in bringing in new leaders to New Relic and positioning the company for future growth.

“Mike has done an exceptional job in advancing New Relic’s business strategy and onboarding top talent, including Bill Staples,” said Cirne. “Much of what Mike set out to do when he took on an operating role as President and COO is now complete and his work over the last year and a half has positioned New Relic for success going forward.”

In connection with the transitions, Steve Hurn has been promoted to Executive Vice President of Worldwide Sales directly reporting to Cirne. Hurn previously served as Executive Vice President of EMEA Sales, after joining New Relic from TIBCO Software, where he led worldwide sales.

Additional Resources:
•New Relic executive leadership team and bios: https://newrelic.com/about/leadership
Indications of third quarter fiscal 2021 revenue and ARR performance are preliminary and subject to the completion of quarter-end financial reporting processes and review. New Relic expects to release final third quarter fiscal 2021 financial results in more detail after market close on February 4, 2021, and will host a conference call in conjunction with the release.

Forward-looking statements
This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding New Relic’s preliminary indications of financial performance for revenue and annual recurring revenue for the third quarter of fiscal 2021, Bill Staples’ and Steve Hurn’s new positions and responsibilities, Michael Christenson’s anticipated roles, and the beneficial impacts of these changes on New Relic One and New Relic’s opportunity to serve the developer community as a leader in observability. The achievement or success of the matters covered by such forward-looking statements are based on New Relic’s current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause New Relic’s actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement. Further information on factors that could affect New Relic’s financial and other results and the forward-looking statements in this press release is included in the filings New Relic makes with the SEC from time to time, including in New Relic’s most recent Form 10-Q, particularly under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Copies of these documents may be obtained by visiting New Relic’s Investor Relations website at http://ir.newrelic.com or the SEC's website at www.sec.gov. New Relic assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
About New Relic
The world’s best engineering teams rely on New Relic to visualize, analyze and troubleshoot their software. New Relic One is the most powerful cloud-based observability platform built to help organizations create more perfect software. Learn why developers trust New Relic for improved uptime and performance, greater scale and efficiency, and accelerated time to market at newrelic.com.

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New Relic, Inc.
503-336-9280
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New Relic, Inc.
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